Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 981-7392	D’Arcy Rudnay	(215) 981-8582
Daniel J. Goodwin	(215) 981-7518
Michael A. Kelman	(215) 286-3035

COMCAST REPORTS THIRD QUARTER 2007 RESULTS

Strong Growth Continues

11% growth in Cable Revenue and

13% growth in Cable Operating Cash Flow

Board of Directors authorizes $7 billion increase to

Share Repurchase Program – total now $8.2 billion

Repurchased $1.9 billion year to date or 70 million Comcast shares

Philadelphia, PA – October 25, 2007…Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended September 30, 2007. The following table highlights financial and operational results (dollars in millions, except per share amounts; units in thousands):

	3rd Quarter			Nine Months
	2007	2006	Growth	2007	2006	Growth
Consolidated
Revenue	$7,781	$6,432	21%	$22,881	$17,935	28%
Operating Cash Flow	$2,929	$2,437	20%	$8,704	$6,848	27%
Operating Income	$1,391	$1,224	14%	$4,120	$3,401	21%
Net Income	$560	$1,217	-54%	$1,985	$2,143	-7%
Earnings per Share	$0.18	$0.38	-53%	$0.63	$0.67	-6%

Adjusted Net Income[1]	$560	$548	2%	$1,685	$1,474	14%
Adjusted Earnings per Share[1]	$0.18	$0.17	6%	$0.54	$0.46	17%

Pro Forma Cable[2]
Revenue	$7,419	$6,668	11%	$21,856	$19,555	12%
Operating Cash Flow	$2,983	$2,640	13%	$8,852	$7,800	13%
Revenue Generating Unit Additions	1,398	1,492	-6%	4,777	3,418	40%

Brian L. Roberts, Chairman and CEO of Comcast Corporation, said, “Our business continues to perform well both operationally and financially. We once again posted double-digit growth in revenue and operating cash flow, our two most important metrics. In addition, continued strong demand for our products powered our ability to reach 56 million RGUs at the end of the third quarter.

We have transformed our company from a one-product provider of video to become the only company in the world able to offer video, high-speed Internet and phone services to over 40 million households. This provides us with a competitive advantage and will fuel our growth well into the future.

Reflecting our strong confidence in the cash flow generation of our business, our Board of Directors has authorized a $7 billion increase to our stock repurchase program, bringing the total available to $8.2 billion. Our buyback program reflects our continuing commitment to returning capital to shareholders while preserving our financial flexibility and putting us in the best possible position to achieve our strategic and financial goals.”

See notes on page 5 as well as reconciliation of adjusted net income and earnings per share in Table 7-B

Cable Segment Results2

Revenue increased 11% to $7.4 billion for the third quarter of 2007 as compared to $6.7 billion in the third quarter of 2006. The growth in revenue reflects continued consumer demand for Comcast’s services and the success of the Comcast Triple Play. Cable revenue increased 12% to $21.9 billion for the nine months ended September 30, 2007 as compared to $19.6 billion in the prior year.

Revenue generating units (RGUs)3 increased 1.4 million in the third quarter of 2007, a decrease from the 1.5 million additions reported in the third quarter of 2006. The Company ended the third quarter of 2007 with 55.8 million RGUs, a 13% increase from the 49.4 million reported one year ago. Year to date through September 30, 2007, Comcast added 4.8 million RGUs, a 40% increase in the number of additions from the same period last year.

Operating Cash Flow (as defined in Table 7) grew 13% to $3.0 billion in the third quarter of 2007 from $2.6 billion in the third quarter of 2006. Operating Cash Flow margin reached 40.2%, an increase from the 39.6% reported in the third quarter of 2006. The margin improvement reflects strong double-digit revenue growth and our continuing success in controlling the rate of growth of operating costs even as we experience an extraordinary level of activity from the growth in RGUs.

Year to date through September 30, 2007, Operating Cash Flow increased 13% to $8.9 billion from the $7.8 billion reported in the same period last year. Operating Cash Flow margin increased to 40.5% for the nine months ended September 30, 2007 from 39.9% in the prior year period.

Video

•	Added 489,000 new digital cable subscribers during the third quarter of 2007 – reached 14.7 million digital customers or 61% of basic cable subscribers compared to 50% one year ago

•	5.8 million or 40% of our digital cable subscribers take advanced services such as digital video recorders (DVR) and high-definition television (HDTV) compared to 4.0 million one year ago

Video revenue increased 6% to $4.4 billion in the third quarter of 2007 from $4.2 billion in 2006, reflecting growth in digital cable customers and increased demand for digital features including ON DEMAND, DVR and HDTV, as well as higher basic cable pricing.

Over the last twelve months, the number of basic cable subscribers remained relatively unchanged. As of September 30, 2007, Comcast reported nearly 24.2 million basic cable subscribers as compared to more than 24.1 million in September 2006, an increase of 24,000 basic cable subscribers over the past year. During the third quarter of 2007, basic cable subscribers decreased by 65,000 as compared to an 11,000 subscriber increase during the same period of the prior year. Year to date through the nine months ended September 30, 2007, basic subscribers decreased 86,000 compared to a decrease of 29,000 in the same period last year.

Comcast added 489,000 digital cable customers during the third quarter of 2007 compared to 559,000 digital cable customers added in the same quarter of 2006. Year to date through September 30, 2007, Comcast added nearly 2.0 million digital cable subscribers, an increase of 56% from the 1.3 million added during the same period one year ago reflecting Comcast’s success with accelerating digital set-top box deployments ahead of a July 1, 2007 regulatory deadline.

The digital cable customer additions in the third quarter of 2007 include 113,000 full digital cable and 376,000 digital starter subscribers. During the quarter, 325,000 digital cable customers added advanced services, like DVR and HDTV, to their digital service either by upgrading or as new customers. As of September 30, 2007, 40% of our digital cable customers receive advanced services, 38% receive full digital cable, and 22% are digital starter subscribers.

High-Speed Internet

•	Added 450,000 high-speed Internet subscribers during the third quarter – penetration reaches 27%

High-speed Internet revenue increased 17% to $1.6 billion in the third quarter of 2007 from $1.4 billion in 2006. The strong growth reflects a 1.8 million or 17% increase in subscribers from the prior year and stable average monthly revenue per subscriber of approximately $43. Year to date through September 30, 2007, Comcast added more than 1.3 million high-speed Internet subscribers compared to the nearly 1.4 million added in the same period last year. Comcast ended the third quarter of 2007 with 12.9 million high-speed Internet subscribers.

See notes on page 5

Phone

•	Added 662,000 Comcast Digital Voice (CDV) customers during the quarter – penetration now exceeds 9%

•	CDV service now marketed to 40 million homes representing 83% of Comcast’s footprint

Phone revenue increased 86% to $472 million in the third quarter of 2007 from $253 million in 2006. The strong growth reflects a nearly three fold or $276 million increase in CDV revenue from the prior year as a result of the significant growth in CDV subscribers. The increase in phone revenue was partially offset by a $57 million or 53% decline in circuit-switched phone revenue as Comcast transitions to marketing only CDV in most areas.

Year to date through September 30, 2007, phone revenue increased 91% to $1.2 billion from $652 million in 2006, reflecting a 1.9 million increase in CDV customers, and partially offset by a $164 million decline in circuit-switched phone revenue.

Advertising revenue increased 7% to $407 million in the third quarter of 2007 from $382 million in 2006, due primarily to the impact of an additional broadcast week in the current quarter compared to the same period in 2006, offset by a decline in political advertising. Year to date through September 30, 2007 advertising revenue increased 1% to $1.1 billion reflecting continued weakness across the television advertising market and a decline in political advertising. Comcast reported political advertising revenue of more than $90 million in the 2006 election year.

Capital expenditures increased 19% to $1.5 billion in the third quarter of 2007 compared to $1.3 billion in the same period a year ago. Year-to-date cable capital expenditures increased 39% to $4.5 billion from $3.3 billion in the same period a year ago, reflecting a 40% or 1.4 million increase in RGU additions and a 20% increase in the number of digital customers added with advanced digital services (HD and/or DVR service).

Programming Segment Results

Comcast’s Programming segment consists of our national programming networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS, G4 and AZN.

The Programming segment reported third quarter 2007 revenue of $330 million, a 27% increase from the $259 million in 2006. Operating Cash Flow increased to $97 million or 11%, from the $87 million in 2006, reflecting higher viewership and higher advertising and distribution revenue.

Year to date through September 30, 2007, Programming segment revenue increased 25% to $966 million from $771 million in the same period one year ago. During the same period, Operating Cash Flow increased 20% to $237 million in 2007 from $196 million one year ago.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast Spectacor, Comcast Interactive Media (CIM), and other operations and eliminations between Comcast’s businesses. For the third quarter of 2007, Corporate and Other revenue increased to $51 million from $27 million in the third quarter of 2006 primarily due to CIM including recent acquisitions at that group. The Operating Cash Flow loss for the third quarter of 2007 was $143 million compared to a loss of $96 million for the same period in 2006. The third quarter of 2007 includes a $55 million expense related to the anticipated cost and settlement of previously disclosed At Home litigation.

Year to date through September 30, 2007, Corporate and Other revenue increased 24% to $187 million from $151 million in the same period of 2006. The Operating Cash Flow loss for Corporate and Other was $331 million for the nine months ended September 30, 2007 compared to a loss of $226 million in 2006.

See notes on page 5

Consolidated Results

Operating Income increased 14% to $1.4 billion in the third quarter of 2007 from $1.2 billion in 2006, reflecting strong results at Comcast Cable and the impact of cable system acquisitions. Similarly, consolidated operating income increased 21% to $4.1 billion for the nine months ended September 30, 2007 from $3.4 billion in 2006.

Net Income decreased 54% to $560 million, or $0.18 per share, in the third quarter of 2007, compared to net income of $1.2 billion or $0.38 per share in the third quarter of 2006. As noted above, the third quarter of 2007 includes an expense related to the anticipated cost and settlement of previously disclosed At Home litigation. Included in the third quarter of 2006 was an one-time gain, included in investment income, of $694 million ($435 million net of tax) related to the Adelphia/Time Warner transactions and a one-time gain of $234 million, net of tax, on discontinued operations related to the transfer of cable systems to Time Warner. Excluding these gains and as reconciled in Table 7-B, Adjusted Net Income for the third quarter of 2007 increased to $560 million, or $0.18 per share, compared to $548 million or $0.17 per share in 2006.

Year to date September 30, 2007, net income decreased 7% to $2.0 billion or $0.63 per share compared to net income of $2.1 billion, or $0.67 per share, in the prior year. As noted above, the third quarter of 2007 includes an expense related to the anticipated cost and settlement of previously disclosed At Home litigation. In addition to strong operating results at Comcast Cable, year-to-date 2007 net income includes a one-time gain, included in other income, of $500 million (or $300 million net of tax) related to the dissolution of our Texas/Kansas City Cable Partnership in the first quarter of 2007. Year-to-date net income for 2006 includes the one-time gains recorded in the third quarter of 2006 described above. Excluding these gains and as reconciled in Table 7-B, Adjusted Net Income for the first nine months of 2007 increased to $1.7 billion, or $0.54 per share compared to $1.5 billion, or $0.46 per share, in the same period a year ago.

Net Cash Provided by Operating Activities increased to $6.1 billion for the nine months ended September 30, 2007 from $5.2 billion in 2006 due primarily to strong year-to-date operating results and $603 million related to the proceeds from sales of trading securities in 2007.

Free Cash Flow (described further on Table 4) totaled $524 million for the quarter and $1.3 billion for the nine months ended September 30, 2007 as compared to $1.0 billion and $2.3 billion, respectively, in the same periods of 2006. Free Cash Flow reflects growth in consolidated Operating Cash Flow offset by increased capital expenditures driven by the record-setting 4.8 million RGUs added in the first nine months of 2007.

Share Repurchase Program

Comcast’s Board of Directors has authorized a $7 billion addition to the existing share repurchase program. As a result, availability under the Company’s share repurchase program is $8.2 billion. Comcast expects share repurchases to occur from time to time in the open market or in private transactions, subject to market conditions.

Comcast repurchased $600 million of its Class A Special Common Stock, or 22.9 million shares, during the third quarter of 2007. Year to date through September 30, 2007, Comcast repurchased $1.85 billion of its common stock or 69.6 million shares.

Since the inception of the repurchase program in December 2003, the Company has invested $9.2 billion in its common stock and related securities, reducing the number of shares outstanding by 13%. These investments include repurchasing $7.8 billion or 373.0 million shares of its common stock and paying $1.4 billion to redeem several debt issues exchangeable into 70.9 million shares of Comcast common stock.

2007 Financial Outlook

For 2007, Comcast previously issued the following guidance:

•	Cable revenue growth of at least 12%[2]

•	Cable Operating Cash Flow growth of at least 14%[2]

•	Cable RGU net additions of approximately 6.5 million, 30% above 2006 RGU net additions[2] of 5 million

•	RGU outlook includes an expected decrease of 500,000 circuit-switched phone RGUs

•	Cable capital expenditures of approximately $5.7 billion, including commercial services capital expenditures of approximately $250 million

See notes on page 5

•	Corporate and other capital expenditures of approximately $250 million primarily due to the relocation of Comcast’s headquarters

•	Consolidated revenue growth of at least 11%[4]

• Consolidated Operating Cash Flow growth of at least 13%[4] • Consolidated Free Cash Flow approximately the same as 2006

While we remain focused on achieving our guidance, the more competitive environment and less-robust economy may have a slight impact on our full year operating results. Current forecasts indicate that consolidated Free Cash Flow will be at least 90% of 2006.

Notes:

[1]

Net income and earnings per share are adjusted for one-time gains, net of tax, related to the Adelphia/Time Warner transactions in 2006 and the dissolution of the Texas/Kansas City Cable Partnership in 2007. Please refer to Table 7-B for a reconciliation of adjusted net income and earnings per share.

[2]

Cable results are presented on a pro forma basis. Pro forma results adjust only for certain acquisitions and dispositions, including Susquehanna Communications (April 2006), Adelphia/Time Warner transactions (July 2006), the dissolution of the Texas/Kansas City Cable Partnership (January 2007), SportsNet Bay Area/Sports Channel New England (June 2007) and the cable system acquired from Patriot Media (August 2007). Cable results are presented as if the transactions noted above were effective on January 1, 2006. The net impact of these transactions was to increase the number of basic cable subscribers by 2.7 million. Please refer to Table 7-A for a reconciliation of pro forma financial data.

[3]	Represents the sum of basic and digital cable, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

[4]	Presented on a pro forma basis as described in note 2.

###

Conference Call Information

Comcast Corporation will host a conference call with the financial community today October 25, 2007 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on October 25, 2007. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 18381176. A telephone replay will begin immediately following the call until October 26, 2007 at midnight ET. To access the rebroadcast, please dial (800) 642-1687 and enter passcode number 18381176. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

###

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties.

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

###

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation’s leading provider of cable, entertainment and communications products and services. With 24.2 million cable customers, 12.9 million high-speed Internet customers, and 4.1 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, AZN Television, PBS KIDS Sprout, TV One, Comcast SportsNet and Comcast Interactive Media, which develops and operates Comcast’s Internet business. Comcast also has a majority ownership in Comcast Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

TABLE 1

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2007	2006	2007	2006
Revenues	$7,781	$6,432	$22,881	$17,935
Operating expenses	2,759	2,274	8,272	6,477
Selling, general and administrative expenses	2,093	1,721	5,905	4,610
	4,852	3,995	14,177	11,087
Operating cash flow	2,929	2,437	8,704	6,848

Depreciation expense	1,291	963	3,768	2,748
Amortization expense	247	250	816	699
	1,538	1,213	4,584	3,447
Operating income	1,391	1,224	4,120	3,401

Other income (expense)
Interest expense	(571)	(530)	(1,689)	(1,502)
Investment income (loss), net	158	857	458	935
Equity in net (losses) income of affiliates, net	(12)	(65)	(49)	(86)
Other income (expense)	(1)	96	513	194
	(426)	358	(767)	(459)
Income before income taxes and minority interest	965	1,582	3,353	2,942

Income tax expense	(421)	(610)	(1,400)	(1,126)

Income before minority interest	544	972	1,953	1,816

Minority interest	16	(3)	32	(10)

Net income from continuing operations	560	969	1,985	1,806

Income from discontinued operations, net of tax	—	14	—	103

Gain on discontinued operations, net of tax	—	234	—	234

Net income	$560	$1,217	$1,985	$2,143

Basic earnings per common share
Income from continuing operations	$0.18	$0.31	$0.64	$0.57
Income from discontinued operations	—	—	—	0.03
Gain on discontinued operations	—	0.07	—	0.07
Net income	$0.18	$0.38	$0.64	$0.67

Diluted earnings per common share
Income from continuing operations	$0.18	$0.31	$0.63	$0.57
Income from discontinued operations	—	—	—	0.03
Gain on discontinued operations	—	0.07	—	0.07
Net income	$0.18	$0.38	$0.63	$0.67

Basic weighted-average number of common shares	3,087	3,144	3,108	3,171
Diluted weighted-average number of common shares	3,118	3,163	3,145	3,186

TABLE 2

Condensed Consolidated Balance Sheet

(Unaudited)

(in millions)	September 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$2,949	$1,239
Investments	65	1,735
Accounts receivable, net	1,598	1,450
Other current assets	785	778
Total current assets	5,397	5,202

Investments	6,223	8,847

Property and equipment, net	23,213	21,248

Franchise rights	58,080	55,927

Goodwill	14,549	13,768

Other intangible assets, net	5,092	4,881

Other noncurrent assets, net	617	532
	$113,171	$110,405
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,014	$2,862
Accrued expenses and other current liabilities	2,926	3,032
Deferred income taxes	—	563
Current portion of long-term debt	764	983
Total current liabilities	6,704	7,440

Long-term debt, less current portion	30,340	27,992

Deferred income taxes	26,570	27,089

Other noncurrent liabilities	7,404	6,476

Minority interest	265	241

Stockholders’ equity	41,888	41,167
	$113,171	$110,405

TABLE 3

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in millions)	2007	2006
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$6,108	$5,215

FINANCING ACTIVITIES
Proceeds from borrowings	3,610	5,970
Retirements and repayments of debt	(1,529)	(2,222)
Repurchases of common stock	(1,852)	(1,882)
Issuances of common stock	404	133
Other	51	7
Net cash provided by (used in) financing activities	684	2,006

INVESTING ACTIVITIES
Capital expenditures	(4,584)	(3,051)
Cash paid for intangible assets	(313)	(227)
Acquisitions, net of cash acquired	(1,277)	(3,839)
Proceeds from sales of investments	1,123	2,519
Purchases of investments	(129)	(471)
Proceeds from sales (purchases) of short-term investments	52	15
Other	46	(3)
Net cash provided by (used in) investing activities	(5,082)	(5,057)

Increase (decrease) in cash and cash equivalents	1,710	2,164

Cash and cash equivalents, beginning of period	1,239	947

Cash and cash equivalents, end of period	$2,949	$3,111

TABLE 4

Calculation of Free Cash Flow

(Unaudited) (1)

	Nine Months Ended September 30,
(in millions)	2007	2006
Net Cash Provided by (Used In) Operating Activities	$6,108	$5,215
Capital Expenditures	(4,584)	(3,051)
Cash paid for Intangible Assets	(313)	(227)
Nonoperating and Nonrecurring items, net of tax:
Payment of Tax on Nonoperating Items	350	321
Payment of Tax Related to Acquired Companies	56	23
Payment of Tax on Prior Year Audits	320	—
Proceeds from the Sale of Trading Securities	(603)	—
Free Cash Flow	$1,334	$2,281

(1)	See Non-GAAP and Other Financial Measures in Table 7 for the definition of Free Cash Flow.

TABLE 5

Pro Forma Financial Data by Business Segment

(Unaudited) (1)

(in millions)	Cable	Programming (2)	Corporate and Other	Total
Three Months Ended September 30, 2007
Revenues	$7,419	$330	$51	$7,800
Operating Cash Flow	$2,983	$97	($143)	$2,937
Operating Income (Loss)	$1,504	$51	($163)	$1,392
Operating Cash Flow Margin	40.2%	29.3%	NM	37.7%
Capital Expenditures (3)	$1,492	$8	$26	$1,526
Three Months Ended September 30, 2006
Revenues	$6,668	$259	$27	$6,954
Operating Cash Flow	$2,640	$87	($96)	$2,631
Operating Income (Loss)	$1,400	$46	($113)	$1,333
Operating Cash Flow Margin	39.6%	33.6%	NM	37.8%
Capital Expenditures (3)	$1,251	$5	$—	$1,256
Nine Months Ended September 30, 2007
Revenues	$21,856	$966	$187	$23,009
Operating Cash Flow	$8,852	$237	($331)	$8,758
Operating Income (Loss)	$4,439	$98	($378)	$4,144
Operating Cash Flow Margin	40.5%	24.5%	NM	38.1%
Capital Expenditures (3)	$4,530	$22	$41	$4,593
Nine Months Ended September 30, 2006
Revenues	$19,555	$771	$151	$20,477
Operating Cash Flow	$7,800	$196	($226)	$7,770
Operating Income (Loss)	$3,893	$73	($283)	$3,683
Operating Cash Flow Margin	39.9%	25.5%	NM	37.9%
Capital Expenditures (3)	$3,272	$18	$15	$3,305

(1)

See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, in accordance with generally accepted accounting principles in the United States (GAAP), is available in the Company’s quarterly report on Form 10-Q. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)	Programming includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, VERSUS, G4 and other entertainment related businesses.

(3)	Our Cable segment’s capital expenditures are comprised of the following categories:

	3Q07	3Q06	YTD 3Q07	YTD 3Q06
New Service Offerings
Customer Premise Equipment (CPE)	$767	$712	$2,447	$1,774
Scalable Infrastructure	235	247	758	592
	1,002	959	3,205	2,366
Recurring Capital Projects
Line Extensions	94	80	278	261
Support Capital	221	135	602	385
	315	215	880	646
Upgrades	144	77	364	260
Commercial	31	—	81	—
Total	$1,492	$1,251	$4,530	$3,272

CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments.

TABLE 6

Pro Forma Data – Cable Segment Components

(Unaudited) (1) (2)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per subscriber and per unit data)	2007	2006	2007	2006
Revenues:
Video (3)	$4,406	$4,174	$13,269	$12,409
High-speed Internet	1,628	1,388	4,759	3,991
Phone	472	253	1,247	652
Advertising	407	382	1,121	1,109
Other (4)	298	275	843	812
Franchise fees	208	196	617	582
Total Revenues	$7,419	$6,668	$21,856	$19,555

Operating Cash Flow	$2,983	$2,640	$8,852	$7,800
Operating Income	$1,504	$1,400	$4,439	$3,893
Operating Cash Flow Margin	40.2%	39.6%	40.5%	39.9%
Capital Expenditures	$1,492	$1,251	$4,530	$3,272

	3Q07	2Q07	3Q06
Video
Homes Passed (000’s)	48,250	48,030	47,360
Basic Subscribers (000’s)	24,156	24,222	24,132
Basic Penetration	50.1%	50.4%	51.0%
Quarterly Net Basic Subscriber Additions (000’s)	(65)	(96)	11

Digital Subscribers (000’s)	14,669	14,180	12,097
Digital Penetration	60.7%	58.5%	50.1%
Quarterly Net Digital Subscriber Additions (000’s)	489	825	559
Digital Set-Top Boxes	23,704	22,768	18,522

Monthly Average Video Revenue per Basic Subscriber	$60.72	$61.58	$57.67
Monthly Average Total Revenue per Basic Subscriber	$102.24	$101.46	$92.12

High-Speed Internet
“Available” Homes (000’s)	47,875	47,566	46,850
Subscribers (000’s)	12,888	12,438	11,052
Penetration of “Available” Homes	26.9%	26.1%	23.6%
Quarterly Net Subscriber Additions (000’s)	450	332	538
Monthly Average Revenue per Subscriber	$42.86	$43.37	$42.90

Phone
Comcast Digital Voice
“Available” Homes (000’s)	40,276	37,759	30,919
Subscribers (000’s)	3,774	3,112	1,357
Penetration of “Available” Homes	9.4%	8.2%	4.4%
Quarterly Net Subscriber Additions (000’s)	662	673	486

Circuit Switched Phone
“Available” Homes (000’s)	8,897	8,995	8,858
Subscribers (000’s)	304	443	740
Penetration of “Available” Homes	3.4%	4.9%	8.4%
Quarterly Net Subscriber Additions (000’s)	(138)	(117)	(102)

Monthly Average Total Phone Revenue per Subscriber	$41.35	$42.87	$44.90

Total Revenue Generating Units (000’s) (5)	55,792	54,394	49,377
Total Quarterly Net Additions (000’s)	1,398	1,616	1,492

(1)	See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2)

Pro forma financial data includes the results of the Susquehanna Communications cable systems acquired on April 30, 2006, cable systems acquired and sold in the Adelphia/Time Warner transactions on July 31, 2006, the cable systems resulting from the dissolution of the Texas/Kansas City Cable Partnership (TKCCP) on January 1, 2007, the results of SportsNet Bay Area and Sports Channel New England acquired on June 30, 2007, and the cable system acquired from Patriot Media Holdings, LLC on August 31, 2007. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2006. The net impact of these transactions was an increase of 2.7 million basic cable subscribers.

(3)	Video revenues consist of our basic, expanded basic, digital, premium, pay-per-view and equipment services.

(4)

Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center an regional sports programming networks.

(5)	Represents the sum of basic and digital video, high-speed Internet and net phone subscribers, excluding additional outlets. Subscriptions to DVR and/or HDTV services do not result in additional RGUs.

TABLE 7

Non-GAAP and Other Financial Measures

Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We also adjust certain historical data on a pro forma basis following certain acquisitions or dispositions to enhance comparability.

Operating Cash Flow is defined as operating income before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant performance measure in our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a “non-GAAP financial measure” as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

Free Cash Flow, which is a non-GAAP financial measure, is defined as “Net Cash Provided by Operating Activities From Continuing Operations” (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets; increased by any payments related to certain nonoperating items, net of estimated tax benefits (such as income taxes on investment sales, and nonrecurring payments related to income tax and litigation contingencies of acquired companies) and decreased by any proceeds from the sale of trading securities. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our performance with other companies in our industries, although our measure of Free Cash Flow may not be comparable to similar measures used by other companies.

Pro forma data is used by management to evaluate performance when certain acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions or dispositions occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

In certain circumstances we also present data, as adjusted, in order to enhance comparability between periods.

Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

We provide reconciliations of Consolidated Operating Cash Flow in Table 1, Free Cash Flow in Table 4, Pro Forma in Table 7-A and Adjusted Net Income in Table 7-B.

TABLE 7-A

Reconciliation of GAAP to Pro Forma (1) Financial Data by Business Segment

(Unaudited)

					Cable		Total
(in millions)	Cable (2)	Programming	Corporate, Other and Eliminations (2)	Total	Pro Forma Adjustments (1)(3)	Pro Forma Cable	Pro Forma Adjustments (1)(4)	Total Pro Forma
Three Months Ended September 30, 2007
Revenue	$7,400	$330	$51	$7,781	$19	$7,419	$19	$7,800

Operating Expenses (excluding depreciation and amortization)	4,425	233	194	4,852	11	4,436	11	4,863
Operating Cash Flow	$2,975	$97	($143)	$2,929	$8	$2,983	$8	$2,937
Depreciation and Amortization	1,473	46	19	1,538	6	1,479	7	1,545
Operating Income (Loss)	$1,502	$51	($162)	$1,391	$2	$1,504	$1	$1,392

Capital Expenditures	$1,492	$8	$26	$1,526	$—	$1,492	$—	$1,526

Three Months Ended September 30, 2006
Revenue	$6,312	$258	($138)	$6,432	$370	$6,682	$522	$6,954
Segment reclassifications (5)	(14)	1	13	—	—	(14)	—	—
Revenue	$6,298	$259	($125)	$6,432	$370	$6,668	$522	$6,954

Operating Expenses (excluding depreciation and amortization)	3,805	170	20	3,995	228	4,033	328	4,323
Segment reclassifications (5)	(5)	2	3	—	—	(5)	—	—
Operating Cash Flow	$2,498	$87	($148)	$2,437	$142	$2,640	$194	$2,631
Depreciation and Amortization	1,157	41	15	1,213	83	1,240	85	1,298
Operating Income (Loss)	$1,341	$46	($163)	$1,224	$59	$1,400	$109	$1,333

Capital Expenditures	$1,173	$5	$19	$1,197	$78	$1,251	$59	$1,256

Nine Months Ended September 30, 2007
Revenue	$21,728	$966	$187	$22,881	$128	$21,856	$128	$23,009

Operating Expenses (excluding depreciation and amortization)	12,929	729	519	14,177	75	13,004	74	14,251
Operating Cash Flow	$8,799	$237	($332)	$8,704	$53	$8,852	$54	$8,758
Depreciation and Amortization	4,384	139	61	4,584	29	4,413	30	4,614
Operating Income (Loss)	$4,415	$98	($393)	$4,120	$24	$4,439	$24	$4,144

Capital Expenditures	$4,521	$22	$41	$4,584	$9	$4,530	$9	$4,593

Nine Months Ended September 30, 2006
Revenue	$17,205	$770	($40)	$17,935	$2,389	$19,594	$2,542	$20,477
Segment reclassifications (5)	(39)	1	38	—	—	(39)	—	—
Revenue	$17,166	$771	($2)	$17,935	$2,389	$19,555	$2,542	$20,477

Operating Expenses (excluding depreciation and amortization)	10,250	572	265	11,087	1,519	11,769	1,620	12,707
Segment reclassifications (5)	(14)	3	11	—	—	(14)	—	—
Operating Cash Flow	$6,930	$196	($278)	$6,848	$870	$7,800	$922	$7,770
Depreciation and Amortization	3,269	123	55	3,447	638	3,907	640	4,087
Operating Income (Loss)	$3,661	$73	($333)	$3,401	$232	$3,893	$282	$3,683

Capital Expenditures	$2,913	$18	$120	$3,051	$359	$3,272	$254	$3,305

(1)

Pro forma data is adjusted only for timing of acquisitions or dispositions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma results are presented as if the acquisitions and dispositions were effective on January 1, 2006. Minor differences may exist due to rounding.

(2)

From August 1, 2006 to September 30, 2006, the cable segment includes the operating results of the cable systems serving Houston, TX as a result of the dissolution of our cable partnership with Time Warner. This adjustment is reversed in the Corporate, Other and Eliminations column to reconcile to our consolidated amounts.

(3)

Cable Pro Forma adjustments for 2006 include cable systems serving Houston, TX prior to August 1, 2006, Adelphia/Time Warner transactions and the Susquehanna Communications acquisition. Cable Pro Forma adjustments for 2007 and 2006 include the cable system acquired from Patriot Media and the SportsNet Bay Area/Sports Channel New England acquisitions.

(4)

Total Pro Forma adjustments for 2006 include cable systems serving Houston, TX, Adelphia/Time Warner transactions and the Susquehanna Communications acquisition. Total Pro Forma adjustments for 2007 and 2006 include the cable system acquired from Patriot Media and the SportsNet Bay Area/Sports Channel New England acquisitions.

(5)	To be consistent with our management reporting, reclassifications were made to Programming, Corporate and Other.

TABLE 7-B

Reconciliation of Net Income to Adjusted Net Income

(Unaudited)

	Three Months Ended September 30,				2007 vs. 2006 Growth (%)
	2007		2006
(in millions, except per share data)	$	EPS (1)	$	EPS (1)	$		EPS (1)
Net Income	$560	$0.18	$1,217	$0.38	(54%	)	(53%	)
Adjustments
Gain on discontinued operations, net of tax (2)	—	—	234	0.07	NM		NM
Gain on Adelphia/Time Warner transactions, net of tax (2)	—	—	435	0.14	NM		NM

Adjusted Net Income	$560	$0.18	$548	$0.17	2%		6%

	Nine Months Ended September 30,				2007 vs. 2006 Growth (%)
	2007		2006
(in millions, except per share data)	$	EPS (1)	$	EPS (1)	$		EPS (1)
Net Income	$1,985	$0.63	$2,143	$0.67	(7%	)	(6%	)
Adjustment:
Gain on discontinued operations, net of tax (2)	—	—	234	0.07	NM		NM
Gain on Adelphia/Time Warner transactions, net of tax (2)	—	—	435	0.14	NM		NM
Gain related to the dissolution of the Texas/Kansas City Cable Partnership, net of tax (3)	300	0.09	—	—	NM		NM

Adjusted Net Income	$1,685	$0.54	$1,474	$0.46	14%		17%

(1)	Based on diluted average number of common shares for the respective periods as presented in Table 1.

(2)	2006 Net Income included a one-time gain, net of tax, on discontinued operations and a one-time investment gain, net of tax, related to the Adelphia/Time Warner transactions.

(3)	2007 Net Income includes a one-time gain, net of tax, related to the dissolution of the Texas/Kansas City Cable Partnership.